Exhibit 4(a).12

CDC Mobile Corporation

as the Lender

Bbmf Group Inc.

as Company

and

Yih Hann Lian

and

Antony Ren-haw Ip

as Guarantors

SENIOR SECURED LOAN AGREEMENT

Dated as of January 12, 2007

SENIOR SECURED LOAN AGREEMENT

This SENIOR SECURED LOAN AGREEMENT (the “Agreement”) dated as of January 12, 2007 (the “Agreement Date”), is made by and among CDC Mobile Corporation, a company organized and existing under the laws of the British Virgin Islands (the “Lender”); Bbmf Group Inc., a company organized and existing under the laws of British Virgin Islands (the “Borrower”); and Yih Hann Lian having an address of 23E Lascar Ct. 3 Lokku Rd. Sheung Wan, Hong Kong and Antony Ren-haw Ip having an address of 5B Tower 2, 9A Kennedy Road, Hong Kong (collectively, the “Guarantors”).

As set forth herein, the Lender, the Borrower and the Guarantors are referred to as a “Party” and together as the “Parties”.

WITNESSETH

WHEREAS, the Lender has agreed to invest in the Borrower through a convertible loan with warrants pursuant to a Letter of Intent dated on or about the date of this Agreement (the “Letter of Intent”) and make available to the Borrower a bridge loan in the aggregate principal amount of $3,000,000 subject to the terms and conditions of this Agreement.

WHEREAS, each of the Borrower and the Lender have agreed to enter into this Agreement.

WHEREAS, the Borrower has agreed to grant to the Lender a security interest over the Collateral (as defined below) as security for the repayment of the Loan (as defined below) and the Guarantors who are the ultimate beneficial owners of the Borrower have agreed to execute the Guarantees (as defined below) as a further security for the repayment of the Loan.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each of the Parties hereto hereby agree as follows:

SECTION 1. Definitions

As use herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Additional Security Documents” shall have the meaning provided in Section 6.07.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors, managers and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation or a limited liability company if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities (including membership interests in the case of a limited liability company) having ordinary voting power for the election of directors (or equivalent) of such corporation or a limited liability company or (ii) to direct or cause the direction of the management and policies of such corporation or a limited liability company, whether through the ownership of voting securities (including membership interests in the case of a limited liability company), by contract or otherwise. For the avoidance of doubt, notwithstanding the definition of Affiliate, in no event will the Lender be deemed an Affiliate of the Borrower.

“Agreement” shall mean this Senior Secured Loan Agreement, as the same may be from time to time further modified, amended and/or supplemented.

“Agreement Date” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the Hong Kong Special Administrative Region are authorized or obligated to close.

“Change of Control” shall mean any Person (other than the Lender) either directly or indirectly owning of controlling 50% or more of the combined voting power of the Company.

“Closing” shall have the meaning given to such term in Section 2.02.

“Closing Date” shall mean the date of the Closing.

“Collateral” shall mean: (i) guarantees given by each of the Guarantors in favor of the Lender as appended hereto as Exhibit 4; and (ii) a fixed and floating charge over all of the assets of the Borrower including, without limitation, the receivables, equipment, Inventory, Intellectual Property and deposit accounts of the Borrower appended hereto as Exhibit 5, each of which shall be duly registered and perfected to the extent permissible by law in the applicable jurisdictions subject to the Lender’s reasonable satisfaction.

“Constitution” shall mean the certificate or articles of incorporation and by-laws, or similar charter documents as amended from time to time.

“Contingent Obligations” shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations of any other Person (the “primary obligation”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, the Note, the Security Documents and any other documents executed by the Borrower or any of their respective officer in connection herewith and therewith.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Enforcement Notice” shall mean any notice issued under this Agreement or any of the Transaction Documents whereby the Lender, any of its Subsidiaries and/or Affiliates indicates its or their intention to enforce the Collateral or any of its or their rights thereunder.

“Event of Default” shall have the meaning provided in Section 8.

“Financial Statement Information” shall mean any financial information provided to the Lender prior to the Lender executing this Agreement, including the consolidated balance sheets of the Company and the related consolidated statements of operations, shareholders’ equity and cash flow statements for such period.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement.

“Governmental Agency” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of Japan, the U.S., Hong Kong Special Administrative Region or any applicable foreign country or any domestic or foreign state, county, city or other political subdivision.

“Guarantee” shall mean a guarantee in substantially the form appended hereto as Exhibit 4 given by each of the Guarantors in favor of the Lender on or before the Closing Date which personally guarantee the repayment of the Loan and all other obligations of the Borrower under this Agreement up to a maximum amount of US$4 million. The liability for the Guarantee shall be borne equally between the Guarantors.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets, services, capital stock or other ownership interest or a business(es), whether denominated as earn-out payments, contingent or adjusted purchase price, or otherwise, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all obligations under any capitalized lease of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations and (vii) all Contingent Obligations of such Person, (other than Contingent Obligations arising from the guarantee by such Person of the obligations of the Borrower to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder), provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

“Inventory” means the Borrower’s stock-in-trade, all goods and merchandise of any description for sale and lease, including those held for display or demonstration in the normal course of business.

“Intellectual Property” shall mean (a) all copyrightable works, copyrights and design rights including all applications, registrations, and renewals in connection therewith; (b) all trademarks, service marks, domain names or URLs, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions, discoveries and patents (whether patentable or unpatentable and whether or not reduced to practice); (d) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including data and related documentation) or source or object code, including all improvements, revisions, amendments, modifications or alternations; and (f) all other proprietary, intellectual and industrial rights in whatever form or medium, including moral rights, including licenses.

“Interest Payment Date” shall mean each of March 31, June 30, September 30 and December 31 during the Loan Period.

“Law” shall mean all laws, statutes, rules, regulations, ordinances, orders and other pronouncements having the effect of law of Japan, the U.S., Hong Kong Special Administrative Region, and any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Agency, other than any non-public or “internal” policy, rule, order, guidance or administrative practice of, or applied by, any Governmental Agency except to the extent that any such non-public or internal policy, rule, order, guidance or administrative practice is actually known to any relevant person.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“LIBOR” shall mean the London Interbank Offered Rate for a twelve (12) month loan as published by the British Bankers Association from time to time.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall have the meaning provided in Section 2.01, including, without limitation, any assignments or successive assignments of any portion of any Loan pursuant to Section 10.04.

“Loan Period” shall mean the period of time commencing on the date of the initial drawdown and ending on the Maturity Date, unless extended by mutual written agreement of the parties hereto, in which case upon the termination of such extended period.

“Loss” shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, reasonable court costs, reasonable fees of attorneys, reasonable retainers, reasonable fees of accountants and other experts or other reasonable expenses of litigation, reasonable witnesses costs/expenses or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of, as the context requires, the Borrower taken as a whole after giving effect to the Transaction.

“Maturity Date” shall have the meaning provided in Section 3.01.

“Note” shall have the meaning provided in Section 2.03.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Lender, pursuant to the terms of this Agreement or any other Transaction Documents.

“Parties” shall mean the parties to this Agreement and “Party” means any one of them.

“Permitted Liens” shall mean Liens permitted under Section 7.03.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

Share” means an authorized and issued share in the capital of the Borrower and “Shares” shall have a corresponding meaning.

“Security Agreements” shall mean the following documents entered into as of on or about the date of this Agreement: (i) guarantees given by each of the Guarantors in favor of the Lender as appended hereto as Exhibit 4; and (ii) a fixed and floating charge over all of the assets of the Borrower including, without limitation, the receivables, equipment, Inventory, Intellectual Property and deposit accounts of the Borrower appended hereto as Exhibit 5, each of which shall be duly registered and perfected to the extent permissible by law in the applicable jurisdictions subject to the Lender’s reasonable satisfaction.

“Security Documents” shall mean the Agreements entered into pursuant to Section 4.01(e) in connection with granting security over the Collateral, including without limitation the Security Agreements.

“Subsidiary” (or “Subsidiaries”) of any Person shall having the meaning given in the Letter of Intent. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower. For the avoidance of doubt, the Borrower shall not be a Subsidiary of the Lender.

“Tax” and “Taxes” means and includes any and all taxes (including, without limitation, any and all income, franchise, sales, use, excise, withholding, employment, payroll, social security, property, fringe benefits, capital gains, goods and services, group and stamp and custom duties taxes) and similar assessments, customs, duties, charges and fees (including interest, penalties and additions to such taxes, assessments, customs, duties, charges and fees, penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions) imposed or assessed by any federal, state or local taxing authority (or any political subdivision thereof or therein).

“Tax Return” shall mean any declaration, statement, report, returns, computations, notices and information required to be made or provided by the Borrower related to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes the Borrower.

“Tax Claim” shall mean any assessment notice (including a notice of adjustment of a loss in a manner adversely affecting the Borrower), demand or other document issued or action taken by or on behalf of any Governmental Agency, whether before or after the date of this Agreement relating to or based up any facts or circumstances (or part thereof) arising or existing prior to Closing Date, as a result of which the Borrower is liable to make a payment for any tax, levy, impost, deduction, charges, withholdings and duties (excluding stamp duties) or has suffered a lost, together with related interest, penalties, fines and other statutory charges whether accrued before or after Closing Date.

“Transaction Documents” shall mean the Credit Documents and the Security Documents.

“Transfer” shall mean the making of any sale, exchange, assignment or gift, the granting of any security interest, pledge or other encumbrance in, or the creation of, any voting trust or other agreement or arrangement with respect to the transfer of voting rights in the Shares, or the creation of any other claim thereof or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the rights, title or interest or possession in or of the Shares.

“U.S.” shall mean the United States of America.

SECTION 2. Amount and Terms of Loan.

2.01 Loan Amount. Subject to and upon the terms and conditions herein set forth, the Lender agrees to make a loan (a “Loan”) to the Borrower of $3,000,000. Once repaid, the Loan borrowed hereunder may not be reborrowed.

2.02 Closing. The closing for the Loan (the “Closing”) shall be January 12, 2007 (the “Closing Date”) at the offices of the Lender. The Lender shall disburse the funds for the Loan to the Borrower within three (3) business days of the Closing Date.

2.03 Note. (a) The Borrower’s obligations to pay the principal of, and interest on, the Loan made to the Borrower by the Lender and all other amounts hereunder, shall be evidenced by the promissory note substantially in the form of Exhibit 1 with blanks appropriately completed in conformity herewith (the “Note”).

(b) The Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Lender or such other person or Affiliate of the Lender as designed by the Lender from time to time and be dated the Closing Date, (iii) mature on the Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.05, and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Borrower’s obligations hereunder and under the other Credit Documents shall be evidenced by this Agreement and the Note. The records of the Lender shall be prima facie evidence of the Loan, the interest accrued thereon, and all payments made with respect thereto, absent manifest error.

2.04 Use of Proceeds. All of the Loan proceeds shall be used by the Borrower for purposes of working capital and to accelerate the business expansion of the Borrower. For the avoidance of doubt, no portion of the loan proceeds may be used by the Borrower, any of its shareholders or directors to repay any related party loan or indebtedness to any associates.

2.05 Interest. (a) Subject to the terms and conditions hereof, the unpaid principal amount of the Loan shall bear interest from the date of disbursement until such principal amount is paid in full at a rate which shall at all times (except as set forth herein) be equal to LIBOR plus three hundred (300) base points calculated on the basis of a 365 day year.

(b) Default Rate. All unpaid principal, together with any unpaid and accrued interest and other amounts payable hereunder shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 15% per annum, compounded annually (the “Default Rate”).

(c) Interest shall accrue from and including the date of disbursement to but excluding the date of any repayment thereof and shall be payable (i) quarterly in arrears on each Interest Payment Date, and (ii) on the Maturity Date (whether by acceleration or otherwise) and, after such maturity, on demand.

2.06 Compensation. The Borrower shall compensate the Lender, upon providing written request (which request shall set forth the basis for requesting such compensation) and proper invoices, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Loan but excluding in any event the loss of anticipated profits) which the Lender may sustain as a consequence of any other default by the Borrower to repay the Loan when required by the terms of this Agreement and has continued to be in default for more than 10 Business Days.

SECTION 3. Payments.

3.01 Repayment. The outstanding principal amount of the Loan (and any and all interest accrued thereon) shall be immediately due and payable by the Maturity Date. The “Maturity Date” shall be the earlier of:

(a) twelve (12) months from the Closing Date;

(b) the date on which an Event of Default occurs or is continuing;

(c) the date that a convertible loan agreement for an amount of not less than US$20 million and associated documentation are executed for a convertible loan by Lender to Borrower on the terms as set out in the Letter of Intent; and

(d) the date when the outstanding principal amount of the Loan and any accrued interest has been repaid in full by the Borrower.

3.02 Voluntary Prepayments. The Borrower shall have the right to prepay the Loan in whole, without premium or penalty, from time to time on the following terms and conditions: Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loan, which notice shall be given by the Borrower at least five (5) Business Days prior to the date of the prepayment.

3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Lender or such other person or entity as designated by the Lender from time to time, on the date when due and shall be made in immediately available funds and in lawful money of the United States of America by bank wire transfer to such account which the Lender may from time to time designate or by such other method as the Lender may have specified in writing for this purpose on the due date. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

3.04 Net Payments. All payments made by the Borrower hereunder, under the Note or under any other Credit Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or net profits of the Lender imposed on it pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of the Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such Taxes. If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein, in any Note or in such other Credit Document. The Borrower will furnish to the Lender within 45 days (or as soon thereafter as available) after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless the Lender, and reimburse the Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by the Lender.

3.05 Subordination. The Borrower undertakes to the Lender that it will ensure that any future Indebtedness of the Borrower shall be subordinated to the rights created under this Agreement.

3.06 Guarantors’ obligations. The Guarantors agree, on the request of the Lender or the other parties to this Agreement, to do everything necessary to give effect to the transactions contemplated in this Agreement and all Transaction Documents and to use all reasonable endeavors to cause relevant third parties to do likewise.

SECTION 4. Conditions Precedent to Drawdowns.

4.01 Conditions Precedent to Drawdown. The obligations of the Lender to make the Loan to the Borrower are subject to the fulfillment of each of the following conditions reasonably satisfactory to the Lender (all or any of which may be waived in whole or in part by the Lender in its sole and absolute discretion):

(a) Note. There shall have been delivered to the Lender the appropriate Note executed by the Borrower in the amount, maturity and form and substance as otherwise provided herein.

(b) Certificate of Secretary. The Lender shall have received a certificate substantially in the form set out in Exhibit 2, dated the Closing Date, signed by the Secretary of the Borrower, together with (x) copies of the certificate of incorporation, by-laws or other organizational documents of the Borrower and (y) the resolutions of the Borrower referred to in such certificate and all of the foregoing (including each such certificate of incorporation and by-laws) shall be in form and substance reasonably satisfactory to the Lender.

(c) Bring-down Certificate. The Lender shall have received a certificate, dated the Closing Date, signed by a senior executive officer of the Borrower certifying that all of the applicable conditions set forth in Sections 4.01 exist as of such date and that all the representations and warranties of the Borrower and the Guarantors set forth in this Agreement are true and correct in all respects.

(d) Documentation. On the Closing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement, the other Credit Documents and the Security Documents shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Lender may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

(e) Security Interest. The Borrower and the Guarantors shall have granted the Lender security by way of (i) guarantees given by each of the Guarantors in favor of the Lender as appended hereto as Exhibit 4; (ii) a security agreement appended hereto as Exhibit 5; each of which shall be duly registered and perfected to the extent permissible by law in the applicable jurisdictions subject to the Lender’s reasonable satisfaction. The Borrower shall have executed the Security Documents, and made such filings, which shall have granted Lender a valid and perfected, first priority security interest over such assets as Collateral.

(f) No Default. No Event of Default or potential Event of Default shall have occurred and be continuing on such date, or would exist immediately after giving effect to the Loan requested to be made, on such date.

(g) Affirmative and Negative Covenants. All the affirmative covenants contained in Section 6 and Section 6A and all the negative covenants contained in Section 7 of this Agreement shall have been fully complied with.

(h) No Material Adverse Effect. From the date hereof to the Closing Date, nothing shall have occurred (and the Lender shall not have become aware of any facts or conditions not previously known) which the Lender acting reasonably shall determine (i) has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Lender hereunder or under any other Credit Document, or (ii) has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Releases. The Lender shall have received evidence to its reasonable satisfaction that all Liens (if any) on any property of the Borrower shall have been terminated.

(j) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Guarantors in or pursuant to this Agreement, the other Credit Documents and any related Transaction Documents to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, or the other Credit Documents or any related Transaction Documents shall be true and correct in every particular on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period).

(k) Other Certificates. The Lender shall have received such other certificates, approvals, opinions, evidence and other documents as the Lender may reasonably require, including those related to security and collateral or otherwise required to complete the Loan in accordance with the terms herein.

SECTION 5A. Representations, Warranties and Agreements of the Borrower. In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower and each of the Guarantors makes the following representations and warranties to, and agreements with, the Lender, all of which shall survive for the longest applicable statutes of limitations.

5A.01 Status. The Borrower (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where the failure to be so qualified could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5A.02 Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action, to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (regardless of whether enforcement is sought in equity or at law).

5A.03 No Violation. Neither the execution, delivery and performance by the Borrower of the Credit Documents, to which it is a party nor the compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, agreement including but not limited to the exchangeable convertible bond and shareholders agreements attached as Exhibit 6 or other instrument to which the Borrower is a party or by which it or any of the property or assets of the Borrower are bound or to which the Borrower may be subject or (iii) will violate any provision of the certificate of incorporation, or by-laws of the Borrower.

5A.04 Litigation. There are no actions, suits or proceedings pending or, to the best of the knowledge of the Borrower, threatened or likely to be threatened against the Borrower or with respect to its respective assets (i) that, if determined adversely, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Lender or on the ability of the Borrower or Lender to perform its obligations under this Agreement or any of the other Credit Documents.

5A.05 Governmental Approvals. Except for filings and recordings in connection with the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Agency, or any subdivision thereof that has not been obtained or made, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.

5A.06 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to the Lender hereunder will be, true and accurate in all respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. With respect to the Financial Statement Information, all Financial Statement Information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such Financial Statement Information hereafter furnished by or on behalf of any such Person in writing to the Lender hereunder will be, true and accurate in all respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to the Borrower which could reasonably be expected to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lender on or before the Closing Date for use in connection with the transactions contemplated hereby.

5A.07 Security Interests. On and after the Closing Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens relating thereto), in favor of the Lender. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made promptly after the date of the execution and delivery thereof.

5A.08 Subsidiaries. Except as disclosed in item 6 of Exhibit 3, on and as of the Closing Date and after giving effect to the consummation of the transactions contemplated in this Agreement, the Borrower has no Subsidiaries.

5A.09 Compliance with Statutes, etc. The Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such noncompliance as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (after giving effect to the transactions contemplated in this Agreement).

5A.10 Capitalization. Except as disclosed in Disclosure Schedule 5A.10, on the Closing Date, the Borrower does not have any outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

5A.11 Labor Relations. The Borrower is not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect (after giving effect to the transactions contemplated in this Agreement). There is (i) no illegal labour practice complaint pending against the Borrower or, to the best knowledge of the Borrower, threatened against it, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or, to the best knowledge of the Borrower, threatened against the Borrower and (iii) no union representation question existing with respect to the employees of the Borrower and, to the best knowledge of the Borrower, no union organizing activities are taking place, either individually or in the aggregate.

5A.12 Title to Property and Assets. Except (a) for liens for current taxes not yet delinquent or (b) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, the Borrower has good and marketable title to its property and assets, including but not limited to intellectual property assets, free and clear of all mortgages, liens, claims and encumbrances.

5A.13 Shareholdings. Immediately prior to the Closing Date all of the issued and outstanding share capital of the Borrower, the names of the shareholders and their shareholdings are as set out in Exhibit 3. Except as disclosed in Disclosure Schedule 5A.10, there are no outstanding (a) securities convertible into or ultimately exchangeable for share capital, shares of capital stock or other voting securities or ownership interests in Borrower, (b) options or other rights to acquire from Borrower, or other obligation of Borrower to issue, any share capital, capital stock or other voting securities or ownership interest in or any securities convertible into or exchangeable for share capital, capital stock or other voting securities or ownership interest in Borrower. There are no outstanding obligations of Borrower to repurchase, redeem or otherwise acquire any of the share capital, capital stock or other voting securities or ownership interests in Borrower.

5A.14 Taxes.

(a) The Borrower has duly filed all Tax Returns for any period on or before the Closing Date and the same have been made or given in good faith within the requisite periods and on a proper basis and when made were true and accurate in all respects and are up to date and none of them contains any statement that is false or misleading in any material respects or omits to refer to any material matter which is required to be included or without which the statement is false or misleading. None of such Tax Returns is likely to be the subject of any dispute with any tax authority.

(b) The Borrower has paid when due, and has withheld, deducted and accounted to the relevant authorities for, all Taxes which they have become liable to pay, withhold, deduct or account for on or before the date hereof. For the purposes of this Section 5A.14(b) “a liability to pay” includes a liability to pay any penalty or interest. Neither the Borrower, nor any respective director or officer of the Borrower has paid or become liable to pay any fine, penalty, surcharge or interest in relation to tax in relation to the activities of the Borrower.

(c) The Borrower has complied in all material respects with all legislation, regulations, executive orders and directions relating to or associated with any Taxes.

(d) There are no outstanding or likely disputes or questions or demands between the Borrower or each Guarantor, on the one hand, and any Governmental Agency or agent thereof, on the other hand, concerning any Tax liability. There are no Tax liens on any of the assets of the Borrower. None of the Borrower or any Guarantor has received any claim from any taxing authority in a jurisdiction in which the Borrower or any Guarantor is or may be subject to taxation and in which the Borrower or any Guarantor has failed to file Tax Returns required by that jurisdiction. Each of the Borrower and each Guarantor has filed Tax Returns in the jurisdictions in which Tax Returns are required to be filed with respect to each of the Borrower and each Subsidiary and none of those Tax Returns that have been audited or are currently or expected to be the subject of audit. The Borrower and each Guarantor has made available to the Lender correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Borrower and each Subsidiary since their inception dates.

(e) Other than pursuant to this Agreement, neither the Borrower nor any Guarantor has ever been a party to or bound by any Tax indemnity, Tax sharing or similar agreement and neither the Borrower nor any Guarantor has any material liability for any Taxes of any other person.

5A.15 Intellectual Property.

(a) The Borrower owns or has the right to use pursuant to license, sublicense, agreement or permission all the Intellectual Property needed to conduct its business.

(b) The Borrower has not, on its own behalf or through an agent, infringed upon, misappropriated, or used without a required license, any Intellectual Property of third parties. The Borrower has not on its own behalf or through an agent, received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or misuse that has not been finally resolved

(including any claim that the Borrower must license or refrain from using any Intellectual Property of any third party). No third party has infringed upon, misappropriated, or otherwise misused any Intellectual Property.

(c) There has not been: (i) any infringement of any of the Borrower’s Intellectual Property rights by any third party or any infringement by the Borrower of any third party’s Intellectual Property rights; (ii) any misuse or unauthorised disclosure of the Borrower’s confidential information; or (iii) any other act which may affect the validity or enforceability of the Intellectual Property rights of the Borrower.

(d) Each consultant to and employee of the Borrower has or is in the process of executing a confidentiality and proprietary rights agreement restricting the disclosure of proprietary information of the Borrower. The Borrower is not aware that any of its employees, officers or consultant is in violation of any agreement with the Borrower.

(e) (i) All personnel, including employees, agents, consultants an contractors, who have contributed to or participating in the conception and development of the third party software have accorded full, effective, exclusive and original ownership of all tangible and intangible property to such third party, or have executed appropriate instruments of assignment in favor of such third party as assignee and (ii) such third party software the does not contain any “back door,” “time bomb, “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access, to disable or erase software earlier than the end of any applicable license term, or to perform any other such actions.

5A.16 Transfer of Assets. The transfers of the assets of any Person worth $50,000 or greater to the Borrower since their inception were valid and effective, and not ineffective, invalid or a fraudulent transfer. Such transfer was lawful, and made in accordance with the articles of association and other corporate governance documents of such Person.

SECTION 5B. Representations, Warranties and Agreements of the Guarantors. In order to induce the Lender to enter into this Agreement and to make the Loan, each of the Guarantors makes the following representations and warranties to, and agreements with, the Lender, all of which shall survive for as long as the longest applicable statutes of limitations allows.

5B.01 Power and Authority. Each of the Guarantors has the power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party, and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each of the Guarantors has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (regardless of whether enforcement is sought in equity or at law).

5B.02 No Violation. None of the execution, delivery and performance by each of the Guarantors of the Credit Documents to which it is a party, or the compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene or contravened any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or conflicted, or will be or was inconsistent with, or will result or resulted in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of each of the Guarantors pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Person is a party or by which it or any of the property or assets of any such Person are bound or to which any such Person may be subject.

5B.03 Litigation. There are no actions, suits or proceedings pending or, to the best of the knowledge of each of the Guarantors, threatened or likely to be threatened against each of the Guarantors or the Borrower or with respect to their respective assets (i) that, if determined adversely, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Lender or on the ability of the Borrower or Lender to perform its obligations under this Agreement or any of the other Credit Documents.

5B.04 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of each of the Guarantors or the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person to the Lender hereunder will be, true and accurate in all respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. With respect to the Financial Statement Information, all Financial Statement Information heretofore or contemporaneously furnished by or on behalf of each of the Guarantors in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such Financial Statement Information hereafter furnished by or on behalf of any such Person to the Lender hereunder will be, true and accurate in all respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to any of the Guarantors which could reasonably be expected to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lender on or before the Closing Date for use in connection with the transactions contemplated hereby.

5B.05 Security Interests. On and after the Closing Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens relating thereto), in favor of the Lender. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made promptly after the date of the execution and delivery thereof.

5B.06 Taxes.

(a) Each of the Guarantors has duly filed all Tax Returns for any period on or before the Closing Date and the same have been made or given in good faith within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them contains any statement that is false or misleading in any material respects or omits to refer to any material matter which is required to be included or without which the statement is false or misleading. None of such Tax Return is likely to be the subject of any dispute with any tax authority.

(b) Each of the Guarantors has paid when due, and has withheld, deducted and accounted to the relevant authorities for, all Taxes which each has become liable to pay, withhold, deduct or account for on or before the date hereof. For the purposes of this Section 5B.06(b) “a liability to pay” includes a liability to pay any penalty or interest. Neither of the Guarantors has paid or become liable to pay any fine, penalty, surcharge or interest in relation to tax in relation to their activities.

(c) Each of the Guarantors has complied in all material respects with all legislation, regulations, executive orders and directions relating to or associated with any Taxes.

(d) There are no outstanding or likely disputes or questions or demands between each of the Guarantors, on the one hand, and any Governmental Agency or agent thereof, on the other hand, concerning any Tax liability. There are no Tax liens on any of the assets of each of the Guarantors. Neither of the Guarantors has received any claim from any taxing authority in a jurisdiction in which he is or may be subject to taxation and in which he has failed to file Tax Returns required by that jurisdiction. Each of the Guarantors has filed Tax Returns in the jurisdictions in which Tax Returns are required to be filed, and none of those Tax Returns have been audited or are currently or expected to be the subject of audit.

(e) Other than pursuant to this Agreement, neither of the Guarantors has ever been a party to or bound by any Tax indemnity, Tax sharing or similar agreement.

5B.07 Transfer of Assets. The transfer of the assets of any Person worth $50,000 or greater to the Borrower since their inception was valid and effective, and not ineffective, invalid or a fraudulent transfer. Such transfer was lawful, and made in accordance with the articles of association and other corporate governance documents of such Person.

5B.08 Shareholdings. Immediately prior to the Closing Date, and except as disclosed in Disclosure Schedule 5B.08 none of the Guarantors nor any of the shareholders of the Guarantors hold any (a) securities convertible into or ultimately exchangeable for share capital, shares of capital stock or other voting securities or ownership interests in Borrower, (b) options or other rights to acquire from Borrower, or other obligation of the Borrower to issue, any share capital, capital stock or other voting securities or ownership interest in or any securities convertible into or exchangeable for share capital, capital stock or other voting securities or ownership interest in the Borrower. There are no outstanding obligations of the Borrower or any of the Guarantors to repurchase, redeem or otherwise acquire any of the share capital, capital stock or other voting securities or ownership interests in Borrower.

SECTION 6. Affirmative Covenants. The Borrower hereby covenants and agrees that from the date of this Agreement and until the Loan together with interest and all other Obligations have been fully discharged and paid in full as follows:

6.01 Information Covenants. Borrower will furnish to the Lender:

(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheet and statement of income of the Borrower, as at the end of such fiscal year setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants appointed by the Borrower but approved by the Lender whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the judgment of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (it being agreed that such accounting firm shall have no liability to the Lender by reason of any failure to obtain knowledge of a Default or Event of Default). Notwithstanding the aforesaid, the Lender, or its agents, shall have the right to examine the workings of the audit performed by the auditor of the Borrower.

(b) Monthly Reports. As soon as practicable, and in any event within 15 Business Days, after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period in such fiscal year) the unaudited consolidated balance sheet of the Borrower, as at the end of such period, and the related unaudited consolidated statements of income and cash flows for such period, setting forth comparative figures for the corresponding period of the previous year, all of which shall be certified by the chief financial officer of the Borrower subject to changes resulting from audit and normal year-end audit adjustments.

(c) Director’s Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), a certificate of a director of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof.

(d) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any officer of the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of, or any significant development in, any litigation or governmental proceeding pending against or commenced by the Borrower which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (after giving effect to the transactions contemplated in this Agreement), could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any other Credit Document or could reasonably be expected to have a material adverse effect on the rights or remedies of the Lender or on the ability of the Borrower or Lender to perform its obligations under this Agreement or any of the other Credit Documents.

(e) Other Information. Promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as the Borrower shall send generally to analysts or stockholders and with reasonable promptness, such other information or documents (financial or otherwise) as the Lender may reasonably request from time to time and when making such request the Lender shall not burden the Borrower or its management more than reasonably necessary.

6.02 Books, Records and Inspections. At the Lender’s cost and expense, the Borrower will permit, upon reasonable notice to the Borrower, officers and designated representatives of the Lender to visit and inspect any of the properties or assets of the Borrower in whomsoever’s possession, and to examine the books of account of the Borrower and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its and their senior executive officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Lender may desire, it being understood that the Lender shall be permitted to conduct such inspections, examinations and discussions at the request of any Lender.

6.03 Insurance. The Borrower shall at all times maintain in full force and effect reasonable insurance covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice for businesses of similar size operating in similar industries and markets. The Borrower will furnish to the Lender upon request of the Lender, a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Lender as an additional insured and/or additional loss payee.

6.04 Payment of Taxes. The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower, provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

6.05 Compliance with Statutes, etc. The Borrower will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or would not have a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document to which it is a party.

6.06 Good Repair. The Borrower will ensure that its properties and equipment necessary in the operation of its business are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

6.07 Additional Security; Further Assurances. The Borrower, at the Borrower’s expense, will make, execute, endorse, acknowledge, file and/or deliver to the Lender from time to time such agreements, documents, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Lender may reasonably require (collectively, the “Additional Security Documents”). Furthermore, the Borrower shall cause to be delivered to the Lender such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Lender to assure itself that Sections 6.05 and 6.07 have been complied with.

6.08 Funding. The Borrower shall not obtain future debt or equity financing through a third party or otherwise that is senior to the Loan without the Lender’s prior written approval (which may be granted or not granted in the Lender’s sole and absolute discretion).

6.09 Access. The Borrower shall (a) provide the Lender and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to all officers, directors, employees, agents, accountants, customers and suppliers of the Company and their assets and books and records, and (b) furnish Lender and such other Persons with all such information and data concerning the business and operations of the Borrower as the Lender or any of such other Persons may reasonably request in connection with such investigation.

SECTION 6A. Affirmative Covenants of Guarantors. Each of Guarantors hereby covenant and agree that from the date of this Agreement and until the Loan together with interest and all other Obligations have been fully discharged or paid in full as follows:

6A.01 Transfer of Beneficial Ownership. Except as otherwise permitted under this Agreement, the Guarantors will not Transfer their ultimate beneficial ownership in the Borrower without the Lender’s prior written consent which may be withheld in the Lender’s sole and absolute discretion. Any purported transfer in violation of this Agreement shall be void and of no force or effect.

6A.02 Notice of Default, Breach of Representation or Litigation. Promptly, and in any event within three Business Days after either the Borrower or any Guarantor obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower each Guarantor propose to take with respect thereto (y) the occurrence of any event which would cause any representation, warranty or statement made pursuant to Section 5A or Section 5B untrue in any respect which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower and/or the Guarantors propose to take with respect thereto and (z) the commencement of, or any significant development in, any litigation or Governmental Authority proceeding pending against or commenced by the Borrower and/or the Guarantors which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (after giving effect to the transactions contemplated in this Agreement), could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any other Credit Document, or could reasonably be expected to have a material adverse effect on the rights or remedies of the Lender or on the ability of the Borrower or Lender to perform its obligations under this Agreement or any of the other Credit Documents.

SECTION 7. Negative Covenants. The Borrower hereby covenants and agrees that from the date of this Agreement, and for so long as the Loan, together with interest, and all other Obligations incurred hereunder, are not paid in full, without the prior written consent of the Lender, as follows:

7.01 Changes in Business. The Borrower will not alter the character of the business of the Borrower from that conducted by the Borrower on the Closing Date.

7.02 Consolidation, Merger, Sale or Purchase of Assets, etc, The Borrower will not wind up, liquidate or dissolve the affairs of the Borrower, sell or otherwise dispose of all or any material part of its property or assets (other than Inventory, in the ordinary course of business) or purchase, lease or otherwise acquire all or any material part of the property or assets of any Person (other than purchases or other acquisitions of Inventory and leases in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) The Borrower may lease (as lessee) real or personal property in the ordinary course of business;

(b) The transactions contemplated under the Transaction Documents.

7.03 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Borrower, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or note with recourse to the Borrower) or assign any right to receive income, except for:

(a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

(b) Liens created by or pursuant to this Agreement or the other Credit Documents;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, governmental insurance or government benefits or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and

(d) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower, collectively, “Permitted Liens” .

7.04 Advances, Investments and Loan. The Borrower will not, lend money or credit or make advances to any Person other than in the ordinary course of business.

7.05 Dividends, etc. The Borrower will not declare or pay any dividends or return any capital to, its stockholders or members, as applicable, or authorize or make any other distribution, payment or delivery of property (including cash) to its stockholders or members, as applicable, as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock, or other equity or ownership interests now or hereafter outstanding (or any warrants for or options, convertible or exchangeable securities or stock appreciation or other rights in respect of any of such shares or interests), or set aside any funds for any of the foregoing purposes without the Lender’s prior written approval which may be granted or not granted in the Lender’s sole and absolute discretion.

7.06 Transactions with Affiliates. The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower other than, on terms and conditions as favorable to such Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate of any of the Borrower, provided that such transaction or series of transactions would not otherwise be prohibited by any Credit Documents.

7.07 Commitment. The Borrower will not to enter into any agreement with any third party or supplier which requires monetary commitment from the Borrower in excess of $100,000, other than in the ordinary course of business.

7.08 Change to capital structure. The Borrower will not amend, alter or change the rights attached to the Shares of the Borrower, or create or issue any class of shares other than ordinary shares, or reclassify ordinary shares into any other class of shares, or grant any option over the Shares.

SECTION 8. Events of Default. The occurrence of any of the following specified events shall be an “Event of Default”.

8.01 Payments. The Borrower has defaulted in the payment when due of principal, any interest payment under this Loan Agreement or any other amounts payable hereunder or under any other Credit Agreement, and said default continues for a period of 5 Business Days (the “Grace Period”) and the Borrower has failed to remedy any of the aforesaid defaults at the end of the Grace Period; or

8.02 Representations, etc. Any representation, warranty or statement or covenant made by the Borrower or any Guarantor or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any respect on the date as of which made or deemed made; or

8.03 Breach of Obligations. (a) The Borrower or any of the Guarantors for any reason fails duly and promptly to perform or observe any other obligation or undertaking expressed to be binding on or undertaken by it in or under any of the Transaction Documents or this Agreement and such default shall continue unremedied for a period of at least 5 Business Days after written notice to the defaulting party by the Lender; or

8.04 Bankruptcy, etc. Either the Borrower or any of the Guarantors shall become insolvent (that is, total liabilities greater than total assets) or being unable to pay their debts as and when they fall due, or shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a receiver, custodian or any trustee for it or substantially all of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or the Borrower or any Guarantor shall take any corporate action to authorize any of the foregoing action; or

8.05 Security Documents. (a) Any Security Document shall cease to be in full force and effect, or shall cease to give the Lender the Liens or any of the rights, powers and privileges purported to be created thereby in favor of the Lender, or (b) the Borrower shall default beyond any applicable period of grace in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and (i) such default (other than a default arising from the failure to deliver Collateral) shall continue unremedied for a period of at least 5 Business Days after written notice to the defaulting party by the Lender or (ii) such default arises from the failure to deliver Collateral; or

8.06 Judgments. One or more judgments or decrees shall be entered against the Borrower involving a liability of $300,000 or more in the aggregate for all such judgments and decrees for all credit parties, (to the extent not covered by insurance with respect to which the Borrower (as the case may be) shall have delivered to the Lender a written acknowledgment from the applicable insurance carrier of its unconditional liability to pay such judgment and related costs) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

8.07 Litigation. Any action, suit or proceeding is commenced against the Borrower or any Guarantor (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Lender or on the ability of the Borrower or Lender to perform its obligations under this Agreement or any of the other Credit Documents; or

8.08 Change of Control. A Change of Control has occurred; or

8.09 Misapplication of Loan Proceeds. If any part of the Loan are used for any purpose other than the purposes stated in Section 2.04 of this Agreement; or

8.10 Material Adverse Change. There occurs, in the reasonable opinion of the Lender, a material adverse change in the business, assets or condition of the Borrower; or

8.11 Cessation of Business. The Borrower changes or threatens to change the nature or scope its business, or suspends or threatens to suspend all or a substantial part of its business operations, and the Lender reasonably determines that the result is materially and adversely to affect its financial condition or its ability to observe or perform its obligation under this Agreement or the Transaction Documents; or

8.12 Default under Other Agreements. (a) Either the Borrower or any of the Guarantors shall (x)(i) default in any payment with respect to any Indebtedness with an outstanding principal amount in excess of $300,000 (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness with an outstanding principal amount in excess of $300,000 (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity or (y) default in any agreement with Lender including without limitation the Transaction Documents; or (b) any Indebtedness with an outstanding principal amount in excess of $300,000 of the Borrower shall be declared to be due and payable prior to the stated maturity thereof.

Section 9 Rights and Remedies and Indemnification.

9.01 Rights and Remedies. Immediately on, or at any time after, the occurrence of an Event of Default, the Lender may, at its sole and absolute election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Borrower and each of the Guarantors:

(a) serve the Enforcement Notice on the Borrower;

(b) declare all Obligations immediately due and payable and that from the date of such declaration, Interest shall be charged to the Borrower on the outstanding principle amount of the Loan and any interest accrued thereon at the Default Rate (except in the case of an Event of Default pursuant to Section 8.05 in which event all Obligations shall automatically become immediately due and payable and that from such time, Interest shall be charged to the Borrower on the outstanding principle amount of the Loan and any interest accrued thereon at the Default Rate);

(c) cease advancing money or extending credit for the Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(d) settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that the Lender reasonably considers advisable;

(e) make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interest in the Collateral. The Borrower authorizes the Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or Lien, which in the Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Borrower’s owned or leased premises, the Borrower hereby grants the Lender a license to, upon the occurrence and continuance of an Event of Default, enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity or otherwise;

(f) set off and apply to the Obligations any and all Indebtedness at any time owing to the Borrower by the Lender;

(g) at a point in time that is not earlier than 10 days subsequent to the Event of Default Notice, the Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.01, to use, without charge any property as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 9.01, the Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;

(h) at a point in time that is not earlier than 10 days subsequent to the Event of Default Notice, dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Borrower’s premises) in a commercially reasonable manner, and apply any proceeds to the Obligations in whatever manner or order the Lender deems appropriate;

(i) subject to the limitations set forth in Section 9.01(h) above, any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Borrower; and

(j) enforce any or all rights that the Lender has under any or all of the Security Agreements, including without limitation enforcing the guarantees given by each of the Guarantors in favor of the Lender as appended hereto as Exhibit 4.

9.02 Indemnification. (a) The Borrower and each Guarantor (each an “Indemnifying Party” and collectively “Indemnifying Parties”), shall jointly and severally indemnify the Lender and each of its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfilment of or failure to perform any covenant or agreement on the part of any Indemnifying Party contained in this Agreement.

(b) All claims for indemnification by any Indemnified Party will be asserted and resolved as follows:

(i) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.02(a) is asserted against or sought to be collected from such Indemnified Party (“Claim”), the Indemnified Party shall deliver a notice (“Claim Notice”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably and substantially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.02(a) and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Claim.

(ii) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to the Claim pursuant to Section 9.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 9.02(a)). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting Claim that the Indemnifying Party elects to contest.

(c) The total liability of each Guarantee for any Claim hereunder shall be borne equally between the Guarantors. The total liability will not exceed US$4 million.

SECTION 10. Miscellaneous

10.01 Payment of Expenses, etc. Whether or not the transaction contemplated hereby is consummated, each of the Lender, the Borrower and the Guarantors shall pay their own respective costs and expenses.

10.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender (including, without limitation, by branches and agencies of the Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Lender under this Agreement or under any of the other Transaction Documents, including, without limitation, all other claims of any nature or description arising out of or connected with this Agreement or any other Transaction Documents, irrespective of whether or not the Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

10.03 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and by FedEx or other courier or fax to each party as follows:

If to the Borrower, to:

Bbmf Group

Address:	8F Sanko Building, Mita 3-12-16 Minato-ku, Tokyo Japan 108-0073
Attention:	Yih Hann Lian
Facsimile No.:	813-5441-7164

If to the Lender, to:

CDC Mobile Corporation

Address:	33/F Citicorp Centre 18 Whitfield Road Causeway Bay Hong Kong
Attention:	Xiaowei Chen
Facsimile No.:	852 2893 5245

If to each such Guarantor, to:

Name:	Yih Hann Lian
Address:	23E Lascar Ct. 3 Lokku Rd. Sheung Wan Hong Kong
Facsimile No.:	813-5441-7164

Name:	Antony Ren-haw Ip
Address:	5B Tower 2 9A Kennedy Road Hong Kong
Facsimile No.:	852-2116-1078

All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by FedEx or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

10.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may assign any or all of its rights, interests and obligations hereunder provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

10.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region (“HKSAR”). The courts in the HKSAR shall have jurisdiction to hear and determine any suit action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement. However, this shall not limit the right of the Lender to initiate proceedings against the Borrower, any Guarantor or any of its/their assets or any of the securities constituted by this Agreement in any court of law, bailiff office or other forum for the purpose of enforcing this Agreement.

10.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original or by facsimile transmission, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Lender.

10.08 Effectiveness. This Agreement shall become effective on the date of this Agreement.

10.09 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.10 Amendment or Waiver. Neither this Agreement nor any other Transaction Document nor any terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Lender.

10.11 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the making of the Loan and for a period of twelve (12) months after the repayment of the Loan.

10.12 Domicile of Loan. The Lender may transfer and carry its Loan at, to or for the account of any branch office, subsidiary or affiliate of the Lender.

10.13 Confidentiality. For a term up to 18 months after the termination of this Agreement, the Borrower and each Guarantor hereto will hold, and will use its reasonable endeavors to cause its Affiliates to hold, in strict confidence from any Person unless: (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Agencies) or by other requirements of Law; or (ii) disclosed in any action, suit, proceeding, inquiry, investigation either before or brought by a Governmental Agency or otherwise, brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the terms and conditions of this Agreement) except to the extent that such documents or information can be shown to have been: (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party; or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all note, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information.

10.14 Further Assurances. Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavors to cause relevant third parties to do likewise.

10.15 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.16 Construction. As each of the parties has reviewed this Agreement and has had the opportunity to make revisions, the parties agree that any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not apply in the interpretation of this Agreement or any of the Transaction Documents.

10.17 Termination. Upon the Maturity Date, this Agreement will be terminated. If this Agreement is validly terminated pursuant to this Section 10.17, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Party, except as provided in the next succeeding sentence and except that the provisions in Section 9, 10.01, 10.02, 10.06, 10.11, 10.13 and 10.17 shall continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement the Borrower and each Guarantor shall remain jointly and severally liable to the Lender for any breach of this Agreement by the Borrower or any Guarantor existing at the time of such termination.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto, and shall be effective as of the date first written above.

CDC Mobile Corporation

By:	/s/ Xiaowei Chen
Name:	Xiaowei Chen
Title:	Director

Bbmf Group Inc.

By:	/s/ Antony Ren-haw Ip
Name:	Antony Ren-haw Ip
Title:	President

Yih Hann Lian

/s/ Yih Hann Lian

Antony Ren-haw Ip

/s/ Antony Ren-haw Ip